UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2018

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Summerlin 1980 Festival Plaza Drive, Suite 680 Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2018, Full House Resorts, Inc. (the "Company") entered into a new employment agreement effective as of September 17, 2018 (the "Employment Agreement") with Elaine L. Guidroz, pursuant to which Ms. Guidroz will continue to serve as the Company's Vice President of Human Resources, Secretary, General Counsel and Compliance Officer through September 17, 2021. The Employment Agreement is substantially similar to Ms. Guidroz's prior employment agreement, other than an increase in her annual base salary to $250,000. As with her prior employment agreement, the Employment Agreement provides that:

•
In addition to her base salary, Ms. Guidroz has an opportunity to earn an annual discretionary cash performance bonus, based on achievement of individual and Company-based performance criteria established by the Company's board of directors or its compensation committee, in consultation with the chief executive officer, as applicable.

•
Ms. Guidroz is entitled to (i) participate in customary health and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and disability policies each in the amount of $250,000.

•
Upon Ms. Guidroz's termination of employment due to death or disability, all vested and outstanding stock options held by Ms. Guidroz on the termination date may be exercised. The unvested portion of each stock option will terminate.

•
If Ms. Guidroz's employment is terminated by the Company without "Cause" or by Ms. Guidroz for "Good Reason" (each, as defined in the Employment Agreement), then, in addition to accrued amounts, Ms. Guidroz will be entitled to receive the following payments and benefits:

◦
cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of annual bonuses earned in the immediately preceding two years; and (ii) one (1) year's salary, each payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum;

◦
any unpaid annual bonus to which Ms. Guidroz would have become entitled for the calendar year of Company that ends prior to the calendar year in which the termination date occurs had Ms. Guidroz remained employed through the payment date, payable in a single lump-sum payment on the date on which annual bonuses are paid to Company's senior executives generally for such calendar year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the termination date occurs, with the actual date within such period determined by Company in its sole discretion; and

◦	Company-paid healthcare continuation coverage for Ms. Guidroz and her dependents for one (1) year after the termination date, unless covered by comparable insurance by a subsequent employer.

Ms. Guidroz's right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims. The Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

A copy of the Employment Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits
	No.	Description
	10.1	Employment Agreement, dated October 1, 2018 (but effective as of September 17, 2018), between Full House Resorts, Inc. and Elaine L. Guidroz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: October 2, 2018	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer